UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	41-0231510 (I.R.S. Employer Identification No.)

370 Wabasha Street North Saint Paul, Minnesota (Address of principal executive offices)	55102 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:                        (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.                                 Description of Registrant’s Securities to be Registered.

Item 1 of the Registration Statement on Form 8-A filed by Ecolab Inc. (the “Company”) with the Securities and Exchange Commission on February 28, 2006 is incorporated herein by reference and is hereby amended and supplemented by adding the following:

On May 4, 2012, the Company entered into an amendment (the “Amendment”) to the Rights Agreement, dated as of February 24, 2006 (the “Right Agreement”), between the Company and Computershare Investor Services, LLC, as Rights Agent.  The Amendment modifies the definition of “Acquiring Person” in the Rights Agreement to provide that the term “Acquiring Person” shall not include Cascade Investment, L.L.C., Bill & Melinda Gates Foundation Trust or certain affiliates and associates under their control (collectively, the “Cascade Affiliates”) or Michael Larson, William H. Gates III or Melinda French Gates so long as the stockholder agreement, dated May 4, 2012, among Cascade Investment, L.L.C., Bill & Melinda Gates Foundation Trust and the Company has not been terminated and the Cascade Affiliates are in compliance with the terms thereof and, in the case of William H. Gates III and Melinda French Gates, so long as they only own shares of the Company’s common stock through the Cascade Affiliates.  The definition of “Adverse Person” in the Rights Agreement is similarly amended to provide that the board of directors of the Company will not declare the Cascade Affiliates, Michael Larson, William H. Gates III or Melinda French Gates to be “Adverse Persons” so long as such conditions are met.

In addition, the Amendment modifies the definition of “Beneficial Owner” and “beneficially own” in the Rights Agreement to include beneficial ownership of securities that are the subject of certain derivative arrangements.  The Amendment also removes from the Rights Agreement all references to and provisions regarding Henkel Kommanditgesellscahft auf Aktien (“Henkel”) and the Second Amended and Restated Stockholder’s Agreement, dated as of November 30, 2001 and as amended from time to time, between the Company and Henkel.  As previously disclosed by the Company, Henkel ceased to be a stockholder of the Company in November of 2008.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 7, 2012, and to the Rights Agreement, a copy of which was filed as Exhibit (4)C to the Company’s annual report on Form 10-K for the year ended December 31, 2005, both of which are incorporated herein by reference.

Item 2.                                 Exhibits.

Exhibit No.	Description
4.1

Rights Agreement, dated as of February 24, 2006, between Ecolab Inc. and Computershare Investor Services, LLC, as Rights Agent, which includes the following exhibits thereto: (i) Exhibit A — Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock and (ii) Exhibit B - Form of Rights Certificate (incorporated by reference to Exhibit (4)C of the Company’s annual report on Form 10-K for the year ended December 31, 2005).

4.2

Amendment No. 1 to Rights Agreement, dated as of May 4, 2012, between Ecolab Inc. and Computershare Trust Company, N.A., successor Rights Agent to Computershare Investor Services, LLC (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 7, 2012).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ECOLAB INC.

Date: May 7, 2012	By:	/s/Michael C. McCormick
Michael C. McCormick
Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1

Rights Agreement, dated as of February 24, 2006, between Ecolab Inc. and Computershare Investor Services, LLC, as Rights Agent, which includes the following exhibits thereto: (i) Exhibit A — Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock and (ii) Exhibit B - Form of Rights Certificate (incorporated by reference to Exhibit (4)C of the Company’s annual report on Form 10-K for the year ended December 31, 2005).

4.2

Amendment No. 1 to Rights Agreement, dated as of May 4, 2012, between Ecolab Inc. and Computershare Trust Company, N.A., successor Rights Agent to Computershare Investor Services, LLC (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 7, 2012).